SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Global High Income Fund Inc. as held on September 29, 2017 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:





					 Voted
Nominees           Votes For             Withheld
Carol L. Colman    36,028,989		 1,407,239
Daniel P. Cronin   35,173,206		 2,263,022
Paolo M. Cucchi    35,170,353		 2,265,875